Exhibit 99.1

NEWS RELEASE

Bonanza Creek Provides an Operational Update, Issues First Quarter 2021 Guidance,

and Announces 4th Quarter 2020 Conference Call

DENVER, January 27, 2021 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today issued preliminary results for the fourth quarter and full year 2020, and provided guidance for the first quarter of 2021. The Company also announced the date of its conference call to discuss fourth quarter and full year 2020 results.

Highlights for the fourth quarter and full year 2020 include:

•	Average sales volumes are expected to be 25.0 thousand barrels of oil equivalent per day (“MBoe/d”) for the fourth quarter, with oil representing 54% of total volumes

•	Average sales volumes are expected to be 25.2 MBoe/d for the full year (54% oil), up 8% over full year 2019; at the mid-point of the most recent annual 2020 guidance range of 25.0 to 25.5 MBoe/d

•	Total capital expenditures for the fourth quarter are estimated at $3.2 million, bringing the total 2020 capital expenditures to approximately $67.7 million; within the most recent annual guidance range of $60 to $70 million

•	Lease operating expenses (“LOE”) are expected to be $2.20 per Boe for the fourth quarter; down slightly from the third quarter of 2020, and down 27% from the fourth quarter of 2019

•	Full year 2020 LOE of approximately $2.38 per Boe is down 19% from 2019; below our most recent annual guidance range of $2.40 to $2.60 per Boe

•	Rocky Mountain Infrastructure (“RMI”) net effective cost is expected to be $1.01 per Boe for the fourth quarter, which is comprised of approximately $1.57 per Boe of operating expenses, offset by $0.56 per Boe of RMI operating revenue from working interest partners

•	For the year, RMI’s net effective cost is expected to be $1.03 per Boe, with operating expenses of $1.62 per Boe versus the most recent annual guidance range of $1.50 to $1.80 per Boe

•	The Company exited 2020 with no debt and approximately $25 million in cash

•	Year-end 2020 total proved reserves are estimated to be 118.2 million BOE, and proved developed producing reserves are estimated to be 56.4 million BOE, in both cases using commodity prices required by SEC regulations

Eric Greager, President and Chief Executive Officer, commented, “We turned in a strong fourth quarter to successfully finish a challenging year. This is a cost and margin business, and I couldn’t be more proud of the BCEI team’s discipline. We quickly reacted to the deteriorating conditions in March by halting capital activity, paying-off our credit facility, and exiting the year with no debt and $25 million in cash. The team’s focus drove unit costs to all-time lows, and despite minimal investment, delivered a stable production profile that exceeded expectations. The productivity, professionalism, and dedication of our employees is second to none.”

Greager continued, “In November, we announced a transformative and highly compelling transaction with HighPoint Resources. We’re planning for a shareholder vote later this quarter, and we continue to make steady progress toward closing the transaction.”

First Quarter 2021 Bonanza Creek Guidance

The Company is providing guidance for the first quarter of 2021 for Bonanza Creek as a stand-alone company. Additional guidance for 2021 on a combined basis will be provided after the closing of the HighPoint transaction.

The Company’s stand-alone 2021 capital plan assumes the completion of 30 gross (25.8 net) drilled, uncompleted (“DUC”) wells. Completion activities for these wells started in early January and are expected to continue through the second quarter with the first wells turned to sales during the second quarter. Total capital expenditure guidance for the first quarter of 2021 is $35 to $40 million.

Average quarterly production was expected to begin declining following the third quarter of 2020, and is expected to continue to decline until production from DUC wells begin to offset the base decline during the second quarter of 2021. First quarter production guidance is a range of 22.0 to 24.0 MBoe/d with the mid-point of 23.0 MBoe/d representing an 8% decline from the fourth quarter of 2020.

The table below outlines the Company’s full guidance for the first quarter of 2021.

1Q 2021 Guidance	Low		High
Capital Expenditures ($MM)	$35	--	$40
Production (MBoe/d)	22.0	--	24.0
% Oil	45%	--	50%
Lease Operating Expenses ($MM)	$5.0	--	$5.5
RMI Operating Expenses ($MM)	$3.5	--	$4.0
Recurring Cash G&A ($MM)	$6.0	--	$6.5
Production Taxes (% of revenue)	5%	--	6%
Oil Differential ($/Bbl)	$4.00	--	$5.00

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” below.

Conference Call to Discuss Fourth Quarter and Full Year 2020 Results

The Company is scheduled to release its fourth quarter and full year 2020 operating and financial results after market close on Wednesday, February 17, 2021, and will host a conference call to discuss these results the following morning, on Thursday, February 18, at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	784 8187
Replay	855-859-2056	784 8187

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County, Colorado, within the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

No Offer or Solicitation

This communication relates to a proposed business combination transaction (the “Merger”) between Bonanza Creek Energy, Inc. (“BCEI”) and HighPoint Resources Corporation (“HPR”), which includes the commencement by BCEI and HPR of an exchange offer (the “Exchange Offer”) and the solicitation of a prepackaged plan of reorganization for HPR and its subsidiaries (the “Prepackaged Plan” and, together with the Exchange Offer and the Merger, the “Transaction”) to effect the exchange of unsecured senior notes of HPR for shares of BCEI common stock, par value $0.01 per share (the “BCEI common stock”), or unsecured senior notes to be issued by BCEI in connection with the Exchange Offer. Communications in this document do not constitute an offer to sell or the solicitation of an offer to subscribe for or buy any securities or a solicitation of any vote or approval with respect to the Transaction, the Exchange Offer or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Additional Information

In connection with the Transaction, BCEI and HPR have filed or intend to file materials with the U.S. Securities and Exchange Commission (the “SEC”), including (1) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”), (2) a consent solicitation and prospectus with respect to the Exchange Offer (the “Exchange Prospectus”), of which the Prepackaged Plan will be a part, (3) a Registration Statement on Form S-4, Registration No. 333-251401, with respect to the Merger (the “Merger Registration Statement”), of which the Joint Proxy Statement will be a part, and (4) a Registration Statement on Form S-4, Registration No. 333-251402, with respect to the Exchange Offer (together with the Merger Registration Statement, the “Registration Statements”), of which the Exchange Prospectus will be a part. After the Registration Statements are declared effective by the SEC, BCEI and HPR intend to send the definitive form of the Joint Proxy Statement to the shareholders of BCEI and the shareholders of HPR, and BCEI and HPR intend to send the definitive form of the Exchange Prospectus to the debt holders of HPR. These documents are not substitutes for the Joint Proxy Statement, Exchange Prospectus or Registration Statements or for any other document that BCEI or HPR may file with the SEC and send to BCEI’s shareholders or HPR’s shareholders or debt holders in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF BCEI AND HPR ARE URGED TO CAREFULLY AND THOROUGHLY READ THE JOINT PROXY STATEMENT, REGISTRATION STATEMENTS AND EXCHANGE PROSPECTUS, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY BCEI AND HPR WITH THE SEC, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BCEI, HPR, THE TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Investors will be able to obtain free copies of the Registration Statements, Joint Proxy Statement and Exchange Prospectus, as each may be amended from time to time, and other relevant documents filed by BCEI and HPR with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by BCEI will be available free of charge from BCEI’s website at www.bonanzacrk.com under the “For Investors” tab or by contacting BCEI’s Investor Relations Department at (720) 225-6679 or slandreth@bonanzacrk.com. Copies of documents filed with the SEC by HPR will be available free of charge from HPR’s website at www.hpres.com under the “Investors” tab or by contacting HPR’s Investor Relations Department at (303) 312-8514 or lbusnardo@hpres.com.

Participants in the Solicitation

BCEI, HPR and their respective directors and certain of their executive officers and other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from BCEI’s shareholders and HPR’s shareholders in connection with the Transaction. Information regarding the executive officers and directors of BCEI is included in its definitive proxy statement for its 2020 annual meeting filed with the SEC on April 24, 2020. Information regarding the executive officers and directors of HPR is included in its definitive proxy statement for its 2020 annual meeting filed with the SEC on March 18, 2020. Additional information regarding the persons who may be deemed participants and their direct and indirect interests, by security holdings or otherwise, will be set forth in the Registration Statements, Joint Proxy Statement and other materials when they are filed with the SEC in connection with the Transaction. Free copies of these documents may be obtained as described in the paragraphs above.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; and 2021 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2019, our subsequently filed Quarterly Reports on Form 10-Q, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements.

Certain statements in this document concerning the Transaction, including any statements regarding the expected timetable for completing the Transaction, the results, effects, benefits and synergies of the Transaction, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding BCEI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Specific forward-looking statements include statements regarding BCEI plans and expectations with respect to the Transaction and the anticipated impact of the Transaction on the combined company’s results of operations, financial position, growth opportunities and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the possibility that shareholders of BCEI may not approve the issuance of new shares of BCEI common stock in the Transaction or that shareholders of HPR may not approve the Merger Agreement; the risk that a condition to closing of the Transaction may not be satisfied, that either party may terminate the Merger Agreement or that the closing of the Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the diversion of management time on transaction-related issues; the ultimate timing, outcome and results of integrating the operations of BCEI and HPR; the effects of the business combination of BCEI and HPR, including the combined company’s future financial condition, results of operations, strategy and plans; the ability of the combined company to realize anticipated synergies in the timeframe expected or at all; changes in capital markets and the ability of the combined company to finance operations in the manner expected; regulatory approval of the transaction; the effects of commodity prices; the risks of oil and gas activities; the risk that the requisite amount of HPR debt does not participate in the Exchange Offer and that HPR may need to reorganize in bankruptcy as a result; the risks and unpredictability inherent in the bankruptcy process; and the fact that operating costs and business disruption may be greater than expected following the public announcement or consummation of the Transaction. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic and regulatory conditions, and environmental matters are only forecasts regarding these matters.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. BCEI does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

For further information, please contact:

Scott Landreth

Senior Director, Finance & Investor Relations and Treasurer

720-225-6679

slandreth@bonanzacrk.com

Schedule 1: Rocky Mountain Infrastructure (“RMI”) Net Effective Cost

(in thousands, unaudited)

RMI net effective cost is a supplemental non-GAAP financial measure that is used by management to assess only the net cash impact the Company’s wholly owned subsidiary, Rocky Mountain Infrastructure, LLC, has on the Company’s consolidated financials. Management believes the net effective cost provides external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, with additional information to assist in their analysis of the Company. The Company defines the RMI net effective cost as GAAP midstream operating expense less revenue generated from working interest partners utilizing the RMI assets.

The following table presents a reconciliation of the GAAP financial measures of midstream operating expense and RMI working interest partner revenue to the non-GAAP financial measure of RMI net effective cost.

	Three Months Ended	Twelve Months Ended
	12/31/2020	12/31/2020
Midstream operating expense	$3,610	$14,948
RMI working interest partner revenue	(1,279)	(5,430)
RMI net effective cost	$2,331	$9,518